Exhibit 99.1

News Release

Immediate Release	CONTACT:
Bill Newbould (610) 558-9800

ENDO PHARMACEUTICALS REPORTS
THIRD QUARTER 2004 FINANCIAL RESULTS

CHADDS FORD, Pa., October 14, 2004 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the three months and nine months ended September 30, 2004.

Net sales for the third quarter were $160.3 million, compared to $149.4 million in the third quarter of 2003. Net income for the three months ended September 30, 2004 was $41.4 million compared to $39.9 million in the comparable 2003 period. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended September 30, 2004 was $41.4 million compared with $44.0 million in the same period in 2003.

Diluted earnings per share for the three months ended September 30, 2004 were $0.31 compared with $0.30 in the comparable 2003 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended September 30, 2004 were $0.31 compared with $0.33 in the same period in 2003.

“We are pleased with another strong quarter highlighted by the continued strength of Lidoderm® and the addition to our portfolio of Frova® and RapinylTM,” said Carol A. Ammon, chairman and chief executive officer. “With the continuing strong performance of Lidoderm®, the initiation during the third quarter of our promotional efforts of both Frova® and DepoDurTM and the ongoing advancement of our near-term product pipeline — including our extended-release and immediate-release oxymorphone tablets, our generic versions of extended-release oxycodone tablets and our generic transdermal fentanyl patch – we believe we are well-positioned for the future.”

Year-to-Date Results

For the first nine months of 2004, Endo’s net sales were $457.8 million compared with $453.7 million in the comparable 2003 period. Net income for the nine months ending September 30, 2004 was $114.1 million compared with $101.5 million in the comparable 2003 period.

Diluted earnings per share for the nine months ending September 30, 2004 were $0.86 compared to $0.77 in the comparable 2003 period. As detailed in the Supplemental Financial Information below, adjusted earnings per share for the nine months ended September 30, 2004 was $0.92 per diluted share compared with $1.04 in the comparable 2003 period.

“We are raising our financial guidance for 2004 and believe that we will be able to achieve 2004 net sales of approximately $600 million,” said Ammon. “Further, we reaffirm our previous guidance for Lidoderm® net sales, which we continue to expect to be approximately $300 million in 2004. In addition, we anticipate GAAP diluted earnings per share for the year ended December 31, 2004 to be

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approximately $1.06 per share and adjusted diluted earnings per share to be approximately $1.12. Of course, there can be no assurance of Endo achieving these results.”

Adjusted diluted earnings per share estimates for the full year 2004 exclude estimated payments to partners for successful achievement of regulatory milestones, net of tax, of $0.04 per share and exclude the costs associated with the termination of Endo’s development agreement with Lavipharm Laboratories Inc., net of tax, of $0.02 per share.

Use of Non-GAAP Measures — Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share:

Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to read the definition of Consolidated EBITDA and the description of the reconciling items at the end of this press release.

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Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended September 30, 2004 and September 30, 2003 is as follows:

	(Unaudited)
	Three Months Ended
	September 30,
	2004	2003
	(in thousands,
	except per share data)
GAAP net income	$41,377	$39,924
Add: Income tax	25,349	24,376

GAAP income before income tax	66,726	64,300
Add: Milestone payments to partners	—	5,000
Add: Manufacturing transfer costs	—	1,521

Adjusted income before income tax	66,726	70,821
Pro forma income tax	25,349	26,848

Adjusted net income	$41,377	$43,973

Diluted weighted average shares outstanding	132,460	132,636
GAAP diluted earnings per share	$0.31	$0.30
Add: Milestone payments to partners, net of tax	—	0.02
Add: Manufacturing transfer costs, net of tax	—	0.01

Adjusted diluted earnings per share	$0.31	$0.33

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A reconciliation of net income as determined by GAAP to adjusted net income for the nine months ended September 30, 2004 and September 30, 2003 is as follows:

	(Unaudited)
	Nine Months Ended
	September 30,
	2004	2003
	(in thousands,
	except per share data)
GAAP net income	$114,099	$101,451
Add: Income tax	69,865	62,512

GAAP income before income tax	183,964	163,963
Add: Milestone payments to partners	10,000	5,000
Add: Termination of development agreement	3,800	—
Add: Non-cash compensation charge	—	48,514
Add: Manufacturing transfer costs	—	4,684

Adjusted income before income tax	197,764	222,161
Pro forma income tax	75,106	84,700

Adjusted net income	$122,658	$137,461

Diluted weighted average shares outstanding	132,688	132,510
GAAP diluted earnings per share	$0.86	$0.77
Add: Milestone payments to partners, net of tax	0.04	0.02
Add: Termination of development agreement, net of tax	0.02	—
Add: Non-cash compensation charge, net of tax	—	0.23
Add: Manufacturing transfer costs, net of tax	—	0.02

Adjusted diluted earnings per share	$0.92	$1.04

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the three months ended September 30, 2004 and September 30, 2003:

	(Unaudited)
	Three Months Ended
	September 30,
	2004	2003
	(in thousands)
GAAP net income	$41,377	$39,924
Add: Income tax	25,349	24,376
(Less)/ Add: Interest (income) expense, net	(578)	12

GAAP operating income	66,148	64,312
Add: Depreciation and amortization	2,985	1,578
Add: Milestone payments to partners	—	5,000
Add: Manufacturing transfer costs	—	1,521
Add: Non-cash manufacturing charges	—	448

Consolidated EBITDA	$69,133	$72,859

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the nine months ended September 30, 2004 and September 30, 2003:

	(Unaudited)
	Nine Months Ended
	September 30,
	2004	2003
	(in thousands)
GAAP net income	$114,099	$101,451
Add: Income tax	69,865	62,512
(Less)/ Add: Interest (income) expense, net	(796)	165

GAAP operating income	183,168	164,128
Add: Depreciation and amortization	7,074	4,295
Add: Milestone payments to partners	10,000	5,000
Add: Termination of development agreement	3,800	—
Add: Non-cash compensation charge	—	48,514
Add: Manufacturing transfer costs	—	4,684
Add: Non-cash manufacturing charges	—	2,241

Consolidated EBITDA	$204,042	$228,862

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Product Review

Lidoderm®. For the three months ended September 30, 2004, net sales of Lidoderm® were $83.8 million compared with $37.5 million in the same period in 2003. For the first nine months of 2004, net sales of Lidoderm® were $207.3 million compared with $129.6 million in the same period a year ago. Prescription growth for Lidoderm® was up 51% and dispensed unit growth was up 57% in the third quarter of 2004 over the comparable 2003 period. Prescription growth for Lidoderm® was up 61% and dispensed unit growth was up 67% for the nine months ended September 30, 2004 over the comparable 2003 period. The company estimates that prescription demand for Lidoderm® in the third quarter of 2004 was approximately $80 million.

Percocet®. Net sales of Percocet® were $26.0 million for the three months ended September 30, 2004 compared to $59.0 million in the same period in 2003. Net sales of Percocet® were $70.4 million for the first nine months ended September 30, 2004 compared with $166.9 million in the same period in 2003. The company estimates that prescription demand for Percocet® in the 2004 third quarter was approximately $28 million. Net sales of Percocet® have been adversely affected during 2004 due to the introduction of generic versions of Percocet® 7.5/325 and 10/325 during the fourth quarter of 2003. Due to generic competition, inventory levels of Percocet® at the company’s customers have been higher than historical levels. The company had expected that inventory levels of Percocet® at its customers would return to normal levels during the third quarter; however, they remain approximately three-to-four weeks higher than normal at the end of the third quarter of 2004. The company anticipates that its customers will be back to normal inventory levels by the end of 2004.

Frova®. Net sales of Frova® were $5.0 million for the three months ended September 30, 2004. The company began shipping Frova® upon closing of the license agreement in mid-August 2004 and commenced its promotional efforts in September 2004. Frova® has differentiating features from other migraine products, including the longest half-life in the triptan class and a very low reported recurrence rate in its clinical program. The company believes that these distinct characteristics have yet to be fully exploited in the North American market and believes that it will be able to capitalize on Frova®’s clinical benefits and commercial potential by effectively leveraging the relationships and reputation that Endo has built with the neurology community over the years. Further, Frova®’s potential future application for the prevention of menstrually associated migraine makes it one of the company’s most promising products.

Other branded products. Combined sales of all other branded products were $2.8 million for the three months ended September 30, 2004 compared with $3.7 million in the comparable period in 2003. Combined sales of all other branded products were $10.3 million for the nine months ended September 30, 2004 compared to $19.2 million in the comparable period in 2003.

Generic products. For the third quarter, due to increased generic competition with both Endocet® and the company’s morphine sulfate extended-release tablets, net sales from the company’s generic products decreased to $42.7 million from $49.2 million in 2003. Net sales from the company’s generic products rose to $164.7 million for the nine months ended September 30, 2004 compared with $138.0 million in the same period in 2003. The company expects this additional competition to continue to adversely impact its market share and price of both Endocet® and its morphine sulfate extended-release tablets.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from October 14, 2004 at 2:00 p.m. ET by dialing (800) 642-1687

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(domestic) or (706) 645-9291 (international), passcode 1379829, and will run until 12:00 a.m. ET on October 21, 2004.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on October 21, 2004. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of

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government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on April 30, 2004, as amended. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months and nine months ended September 30, 2004 and September 30, 2003:

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Three Months Ended
	September 30,
	2004	2003
Lidoderm®	$83,758	$37,451
Percocet®	26,044	58,972
Frova®	5,019	—
Other Brands	2,834	3,739

Total Brands	$117,655	$100,162
Total Generics	$42,694	$49,193

Total Net Sales	$160,349	$149,355

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2004	2003
Lidoderm®	$207,349	$129,558
Percocet®	70,412	166,865
Frova®	5,019	—
Other Brands	10,290	19,216

Total Brands	$293,070	$315,639
Total Generics	$164,736	$138,017

Total Net Sales	$457,806	$453,656

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The following table presents Endo’s consolidated statements of operations for the three months and nine months ended September 30, 2004 and September 30, 2003:

Endo Pharmaceuticals Holdings Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
NET SALES	$160,349	$149,355	$457,806	$453,656
COST OF SALES	38,203	27,050	99,991	80,885

GROSS PROFIT	122,146	122,305	357,815	372,771
COSTS AND EXPENSES:
Selling, general and administrative	43,512	35,764	125,271	113,681
Research and development	9,501	20,651	38,502	42,153
Depreciation and amortization	2,985	1,578	7,074	4,295
Loss on disposal of other intangible, including license termination fee of $3,000	—	—	3,800	—
Compensation related to stock options – primarily selling, general and administrative	—	—	—	48,514

OPERATING INCOME	66,148	64,312	183,168	164,128
INTEREST (INCOME) EXPENSE, Net	(578)	12	(796)	165

INCOME BEFORE INCOME TAX	66,726	64,300	183,964	163,963
INCOME TAX	25,349	24,376	69,865	62,512

NET INCOME	$41,377	$39,924	$114,099	$101,451

NET INCOME PER SHARE:
Basic	$0.31	$0.30	$0.87	$0.80
Diluted	$0.31	$0.30	$0.86	$0.77
WEIGHTED AVERAGE SHARES:
Basic	131,804	131,761	131,792	127,288
Diluted	132,460	132,636	132,688	132,510

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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at September 30, 2004 and December 31, 2003:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	September 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$184,980	$229,573
Accounts receivable, net	156,802	101,284
Inventory	91,926	50,450
Other current assets	85,282	92,289

Total current assets	518,990	473,596
Property and equipment, net	23,959	20,246
Goodwill	181,079	181,079
Other Intangibles, net	120,790	42,043
Note Receivable	43,903	—
Deferred income taxes	12,280	31,045
Other assets	4,300	5,871

TOTAL ASSETS	$905,301	$753,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$233,730	$185,674
Other liabilities	27,547	589
Total stockholders’ equity	644,024	567,617

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$905,301	$753,880

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The following table presents condensed consolidated cash flow data for the nine months ended September 30, 2004 and September 30, 2003:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Cash Flow Data (unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2004	2003
Net cash provided by operating activities	$69,611	$168,009
Net cash used in investing activities	(105,203)	(29,182)
Net cash used in financing activities	(9,001)	(299)

Net (decrease) increase in cash and cash equivalents	$(44,593)	$138,528
Cash and cash equivalents, beginning of period	$229,573	$56,902

Cash and cash equivalents, end of period	$184,980	$195,430

Net Cash Used in Investing Activities

During the three months and nine months ended September 30, 2004, net cash used in investing activities includes the $30 million license fee paid to Vernalis plc for the marketing rights to Frova®, $50 million for the loan made to Vernalis and $10 million to Orexo AB for the rights to market and develop RapinylTM.

Net Cash Used in Financing Activities

During the three months and nine months ended September 30, 2004, net cash used in financing activities includes the $8.3 million payment to Endo Pharma LLC, a limited liability company that currently holds the majority of Endo common stock, in which affiliates of Kelso & Company and certain other members of management have an interest. This payment was made pursuant to the tax sharing agreement between the company and Endo Pharma LLC, which requires the company, under certain circumstances, to pay Endo Pharma LLC the amount of the tax benefits that are usable by the Company as a result of the exercise of stock options granted pursuant to the Endo Pharma LLC Stock Option Plans, which stock options are exercisable only into shares of Endo common stock held by Endo Pharma LLC and, accordingly, do not dilute the ownership of the Company’s public stockholders. Due to the sale of the 11 million shares of Endo common stock by Endo Pharma LLC and others during the third quarter 2004, a liquidity event as defined in the tax sharing agreement occurred, triggering the company’s obligation to pay Endo Pharma LLC the tax benefit attributable to 2001 and 2002 and 50% of the 2003 tax benefit. Additionally, during the fourth quarter of 2004, the company will make a payment of approximately $5.2 million to Endo Pharma LLC for the remaining 50% of the 2003 tax benefit. Assuming the company will be able to use compensation charges resulting from the Endo Pharma LLC Stock Option Plans to reduce its taxes in 2004, due to the sale of the 11 million shares of Endo common stock by Endo Pharma LLC and others during the third quarter 2004, the company will be obligated to pay to Endo Pharma LLC a tax benefit amount of approximately $22 million.

Definition of Consolidated EBITDA

Endo’s amended and restated credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary and non-recurring charges during the period (provided that the amount of charges added to consolidated net income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10 million during any fiscal year of Endo or $20 million in the aggregate) and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and its subsidiaries in accordance with generally accepted accounting principles.

Reconciling Items

Non-cash compensation charge is the non-cash charge resulting from the vesting of stock options pursuant to the Endo Pharma LLC stock option plans. Certain of the stock options granted pursuant to the Endo Pharma LLC stock option plans vested as our common stock reached certain defined thresholds. These options are exercisable for shares currently held by Endo Pharma LLC, and their exercise will not dilute the ownership of other holders of our common stock. Manufacturing transfer costs represented the costs incurred to transfer certain products from BMS to alternative manufacturers. Endo does not anticipate incurring these manufacturing transfer costs after 2003. Milestone payments to partners represent contractual payments which will be made to development partners based upon the successful achievement of certain defined milestones. Termination of development agreement represents a termination payment paid to Lavipharm Laboratories Inc. of $3.0 million and the write-off the unamortized portion of the intangible asset related to the license of the products of $0.8 million.

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